     Exhibit 12

[DORSEY & WHITNEY LLP letterhead]

December 8, 2003

TO THE PARTIES LISTED ON
SCHEDULE A

Ladies and Gentlemen:

     We have acted as counsel to Advantus Enterprise Fund, Inc., Advantus Horizon Fund, Inc., Advantus Index 500 Fund, Inc. and Advantus Money Market Fund, Inc., each a Minnesota corporation (each a “Target Fund” and collectively, the “Target Funds”), in connection with the acquisition of all of the assets of each Target Fund, as set forth under the heading “Target Funds” on Schedule B and Schedule C attached hereto, by the corresponding separately managed series of Ivy Funds, Inc., a Maryland corporation (each an “Acquiring Fund”), as set forth under the heading “Acquiring Funds” on Schedules B and C, pursuant to Agreements and Plans of Reorganization dated as of December 1, 2003, by and between Ivy Funds, Inc., on behalf of each Acquiring Fund and the corresponding Target Fund (each an “Agreement,” and collectively the “Agreements”). Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Agreements.

     You have requested our opinion concerning certain federal income tax consequences of the transfer of the Assets of each Target Fund in exchange solely for shares of the corresponding Acquiring Fund and its assumption of the Target Fund’s Liabilities and the distribution of such shares to the Shareholders upon liquidation of the Target Fund, all pursuant to the Agreements (the “Reorganizations;” each, a “Reorganization”). In this regard we have examined (1) the Agreements, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about August 28, 2003 (SEC File No. 333-108288), and (3) such other documents and records as we consider necessary in order to render this opinion.

     Pursuant to the Agreements, all of the Assets of each Target Fund will be exchanged solely for the corresponding Acquiring Fund’s assumption of the Target Fund’s Liabilities and Acquiring Fund Shares having an aggregate net asset value equal to the net value of those Assets. All Acquiring Fund Shares then held by each Target Fund, representing all of the assets of the Target Fund, will be distributed to its Shareholders pursuant to the Agreement in a liquidating distribution, and all of the outstanding shares of each Target Fund at the Effective

TO THE PARTIES LISTED
ON SCHEDULE A
December 8, 2003

Time will be cancelled on the books of the Target Fund. In the distribution, each Shareholder will receive Acquiring Fund Shares with a net asset value equal at the Effective Time to the net asset value of the Shareholder’s Target Fund Shares as of such time.

     Each Reorganization is being undertaken because in April 2003 Advantus Capital Management, Inc. (“Advantus Capital”) and its affiliates made a strategic business decision to exit the non-real estate equity business and, in connection with that decision, entered into a Strategic Alliance Agreement and related Purchase Agreement with Waddell & Reed Financial, Inc. (“Waddell & Reed”). As explained more fully in the Registration Statement, in order to integrate the Advantus funds managed by Advantus Capital into the family of investment companies managed by Waddell & Reed and its affiliates, the Board of Directors of the Advantus funds has recommended that each Target Fund be merged into a mutual fund in either Ivy Funds or Ivy Funds, Inc.

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Agreements, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by each Target Fund in a Certificate dated December 8, 2003, representations made by Ivy Funds, Inc. on behalf of the Acquiring Funds in a Certificate dated December 8, 2003, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that each of the Reorganizations listed on Schedule B hereto will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, that the Reorganization listed on Schedule C hereto will constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and that each Acquiring Fund and each Target Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

     On the basis of the foregoing opinion that each of the Reorganizations will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

     (i) Each Target Fund will recognize no gain or loss on the transfer of its Assets to the corresponding Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Target Fund’s Liabilities or on the subsequent distribution of those shares to the Shareholders of such Target Fund in exchange for their Target Fund Shares;

TO THE PARTIES LISTED
ON SCHEDULE A
December 8, 2003

     (ii) Each Acquiring Fund will recognize no gain or loss on its receipt of the corresponding Target Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund’s Liabilities;

     (iii) Each Acquiring Fund’s basis in each corresponding Target Fund’s Assets will be the same as the Target Fund’s basis therein immediately before their Reorganization, and each Acquiring Fund’s holding period for each such Asset will include the Target Fund’s holding period therefor;

     (iv) A Shareholder will recognize no gain or loss on the exchange of all of its Target Fund Shares solely for Acquiring Fund Shares pursuant to a Reorganization. Shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of a Target Fund which are distributed by the Target Fund prior to the Closing;

     (v) A Shareholder’s aggregate basis in the Acquiring Fund Shares to be received by it in a Reorganization will be the same as the aggregate basis in its Target Fund Shares surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Fund Shares, provided that the Target Fund Shares were held as capital assets at the Effective Time; and

     (vi) Each Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c) of the Code. Each Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganizations and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter. Specifically, no opinion is expressed as to the effect of the Reorganizations on any Acquiring Fund, Target Fund, or Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

TO THE PARTIES LISTED
ON SCHEDULE A
December 8, 2003

     We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14.

Very truly yours,

/s/ Dorsey & Whitney LLP

BJS/WRG

Schedule A

Advantus Enterprise Fund, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

Advantus Horizon Fund, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

Advantus Index 500 Fund, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

Advantus Money Market Fund, Inc.
400 Robert Street North
St. Paul, Minnesota 55101

Ivy Funds, Inc.
6300 Lamar Avenue
Shawnee Mission, Kansas 66202

Schedule B

Target Funds	Acquiring Funds

Advantus Enterprise Fund	Ivy Small Cap Growth Fund

Index 500 Fund	Ivy Core Equity Fund

Advantus Horizon Fund	Ivy Large Cap Growth Fund

Schedule C

Target Fund	Acquiring Fund

Money Market Fund	Ivy Money Market Fund